Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: Adobe Inc. (ticker: “ADBE”) Underlying: February 26, 2026 Pricing date: Unless earlier redeemed, February 28 , 2028 Valuation date: March 2, 2028 Maturity date: 9.30% per annum, paid monthly Coupon: Monthly Coupon payment dates: 80% of the initial underlying value Downside threshold value: A downside event will occur if the final underlying value is less than the downside threshold value Downside event: 20% Buffer percentage: If on any autocall date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related coupon Automatic early redemption: Monthly, beginning after six months Autocall dates: 17332UKC9 / US17332UKC98 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: The closing value of the underlying on the valuation date Final underlying value: (final underlying value − initial underlying value) / initial underlying value Underlying return: If the securities are not automatically redeemed prior to maturity, for each $1,000 stated principal amount security you hold at maturity, you will receive the final coupon payment plus : • If a downside event does not occur: $1,000 • If a downside event occurs: $1,000 + [$1,000 × (the underlying return + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and a downside event occurs, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity: $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated February 13 , 2026 Pricing Supplement: Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2 Year Autocallable Buffered Equity Linked Securities Linked to ADBE Hypothetical Payment at Maturity Hypothetical Underlying Return $1,007.75 100.00% $1,007.75 75.00% $1,007.75 50.00% $1,007.75 25.00% $1,007.75 0.00% $1,007.75 - 20.00% $1,007.65 - 20.01% $807.75 - 40.00% $707.75 - 50.00% $457.75 - 75.00% $207.75 - 100.00% Hypothetical Payment at Maturity per Security Hypothetical Redemption Hypothetical Payment on the Immediately Following Coupon Payment Date Hypothetical Percentage Change in Underlying on an Autocall Date Redeemed $1,007.75 100.00% Redeemed $1,007.75 50.00% Redeemed $1,007.75 25.00% Redeemed $1,007.75 0.00% Securities not redeemed $7.75 - 10.00% Securities not redeemed $7.75 - 20.00% Securities not redeemed $7.75 - 25.00% Securities not redeemed $7.75 - 75.00% Securities not redeemed $7.75 - 100.00% Assumes the securities have not been automatically redeemed prior to maturity and includes the final coupon payment Hypothetical Interim Payment per Security

Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and a downside event occurs, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive coupon payments. • Higher coupon rates are associated with greater risk. • The securities offer downside exposure to the underlying, but no upside exposure to the underlying. • The performance of the securities will depend on the closing value of the underlying solely on the potential autocall dates and the valuation date, which makes the securities particularly sensitive to volatility of the underlying. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. • The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. • The securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares. • If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.